Exhibit 10.1
CONSULTING AGREEMENT

This CONSULTING AGREEMENT (“Agreement”) is made and entered into April 15, 2011 by and between MOGGLE, INC., a Delaware corporation (the “Company“), and JOSEPH ABRAMS or Designee,  an individual residing at 131 Laurel Grove Avenue, Kentfield, CA 94904 (and collectively the “Consultant”).

In consideration of the mutual premises herein contained and intending to be legally bound hereby, the parties agree as follows:

1.             Consulting Services.

1.1.          Services.  During the term of this Agreement, Consultant shall provide consulting services to the Company as set forth on Schedule 1 hereto (the “Consulting Services”).  The Consultant will perform the Consulting Services faithfully, diligently and to the best of the Consultant’s skill and ability.

1.2           Independent Contractor.  Consultant and Company acknowledge and agree that the relationship hereunder created is one of an independent contractor and not one of employment.  Consultant shall at all times during the Consulting Term act as an independent contractor and nothing hereunder shall be construed to be inconsistent with this relationship or status or  create or imply a relationship of employer-employee between the Company and Consultant.  Consultant shall not hold himself out to third parties as an employee of Company, and shall have no authority to bind or commit Company, legally or otherwise.  The Consultant shall not be entitled to any benefits paid by the Company to its employees.  The Consultant shall be solely responsible for any tax consequences applicable to him by reason of this Agreement and the relationship established hereunder, and the Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to the Consultant’s performance of consulting services hereunder.  Company and Consultant shall report any and all payments made by Company pursuant to this Agreement to the appropriate governmental agencies in a manner consistent with Consultant's status as an independent contractor.

1.3           Term.  This Agreement will commence on the Effective Date and shall be effective for 18 months (the “Term”) commencing on the date hereof, subject to earlier termination, as defined below, without or with cause for any breach by the Consultant of its obligations hereunder as more specifically set forth in the Statement of Work.

Termination.

a.
Termination without Cause - Either party may terminate this Agreement or any Statement of Work without cause upon giving thirty day’s prior written notice thereof to the other party. At no time will termination without cause be allowed prior to 9 months from the effective date of this Agreement.  If a party terminates this Agreement under the prior sentence, Company shall pay to Consultant the fees for any Services, as defined in Exhibit A, performed before the final date of termination.

b.	Termination with cause

i.	During the first 90 days the Company and Consultant will work together to create an operating plan. The plan will include a 90 day Statement of Work with agreed to milestones and deliverables.

ii.
Company will perform periodic reviews over the course of each 90 day (quarterly) plan, scheduled at the discretion of the Company but at a minimum monthly, of the performance/progress that has been achieved against the milestones and deliverables in the plan.  If it is determined that the performance/progress of the Consultant is not acceptable to the Company, they will provide formal notice to the Consultant and allow for a twenty (20) business day remedy period.  If, upon completion of the remedy period, the Company determines that there is no ability to remedy, the Company may terminate this agreement immediately and without prior notice.

iii.
Company may terminate this Agreement immediately and without prior notice if Consultant refuses to or is unable to perform the Services and either party may terminate this Agreement immediately and without prior written notice if the other party is in breach of any material provision of this Agreement.  In the case of termination with cause, Company shall pay to Consultant the fees for any Services, as defined in Exhibit A, performed before the final date of termination.

Survival.  Upon such termination all rights and duties of the parties toward each other will cease except:

a.
Company shall pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by Company prior to the final termination date and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation); and

2.             Compensation.

 2.1           Monthly Compensation.  The Company shall pay Consultant or Designee $15,000 per month, of which amounts shall be paid in semi- monthly installments on the fifteenth day and last day of each month during the Term.  The Consultant and designees shall be entitled to reimbursement for expenses reasonably incurred in connection with the performance of Consultant’s duties hereunder subject to the following limitations:  (a) all invoices must be accompanied by receipt for each expense in excess of $25.00 and all expenses in excess of $500.00 will be pre-approved (b) all travel reimbursement invoices must be submitted within forty-five days after Consultant and designees incurs such expenses; and (c) appropriate business related entertainment expenses shall be reimbursed to the extent mutually agreed upon by the parties..

2.2.  Additional Compensation.   In addition to the foregoing compensation, the Company shall pay Consultant or Designee the following additional compensation:

(a)
On the earlier of (i) six (6) months after the date hereof and (ii) the date on which the Company has entered into a total of ten (10) Merchant Accounts as the direct result of the services of Consultant hereunder, provided that at least one (1) such Merchant Account is with a Major Name Merchant or Merchant Processor, Consultant shall be entitled to purchase 2,000,000 shares of common stock, $.001 par value per share (“Common Stock”), of the Company at a purchase price of $0.20 per share.  All Options will be five year options expiring April 15, 2016.

(b)
On the earlier of (i) nine (9) months after the date hereof and (ii) the date on which the Company has entered into a total of twenty (20) Merchant Accounts as the direct result of the services of Consultant hereunder, provided that at least three (3) of such Merchant Accounts are with a Major Name Merchant or Merchant Processor, Consultant shall be entitled to purchase 2,000,000 shares of Common Stock at a purchase price of $0.20 per share. All Options will be five year options expiring April 15, 2016.

(c)
On the earlier of (i) twelve (12) months after the date hereof and (ii) the date on which the Company has entered into a total of thirty (30) Merchant Accounts as the direct result of the services of Consultant hereunder, provided that at least five (5) of such Merchant Accounts or Merchant Processors are with a Major Name Merchant, Consultant shall be entitled to purchased 2,000,000 shares of Common Stock, of the Company at a purchase price of $0.40 per share.  All Options will be five year options expiring April 15, 2016.

For the purpose of this Section 2.2, “Merchant Account” shall mean a fully-executed agreement between the Company and a merchant, retailer or service provider (each a “Merchant”) pursuant to the Merchant is obligated to feature any of the Company’s products on its website and enters into an agreement which is accepted by the Company.  For the purpose of this Section 2.2, “Merchant Processor Account” shall mean a fully executed agreement between the Company and a credit card processing company or similar service provider (each, a “Merchant Processor”) pursuant to the Merchant is obligated to feature any of the Company’s products with its customers, (“Merchants”) or on its platform and enters into an agreement which is accepted by the Company.  For the purpose of this Section 2.2, “Major Named Merchant” shall mean a nationally recognized Merchant which generates substantial on-line sales and features any of the Company’s products on its website and enters into an agreement which is accepted by the Company. The decision to enter into any contract with any Merchant or any Merchant Processor shall be made by the Company in its sole and absolute discretion. The decision on whether a “Merchant Account”, “Merchant Processor” or “Major Named Merchant” is bona fide or acceptable to the Company will be pre-approved with the Company by the Consultant or agreed to in the 90-day Statement of Work Plan.

3.              Option Agreement.

The Company will supply to Consultant an Option Agreement within 60 days of the Effective Date.  All options will have full piggy back registration rights and can be exercised in whole or part, by means of a “cashless exercise” until the underlying shares are fully registered and clear of any restrictions or legend.  All Options will be five year options expiring April 15, 2016.

4.              Confidentiality; Non Solicitation.

4.1         Confidentiality.   Consultant agrees at all times during the term of this Agreement and thereafter, Consultant will not use or disclose or allow anyone else to use or disclose any "Confidential Information" (as defined below) relating to the Company (as used in Section 4, “Company” shall mean the Company and its subsidiaries), its products, services, suppliers or customers except (a) as may be necessary in the performance of Consultant’s service to the Company which use or disclosure shall be solely for the benefit of the Company in connection with the Company’s business and in accordance with the Company’s business practices and policies or (b) as may be specifically authorized in advance by any officer of the Company.  "Confidential Information" shall include, but shall not be limited to, information consisting of research and development, patents, trademarks and copyrights and applications thereto, technical information, computer programs, software, methodologies, innovations, software tools, know-how, knowledge, designs, drawings, specifications, concepts, data, reports, processes, techniques, documentation, pricing, marketing plans, customer and prospect lists, trade secrets, financial information, salaries, business affairs, suppliers, profits, markets, sales strategies, forecasts, employee information and any other information not available to the general public, whether written or oral, which Consultant knows or has reason to know the Company treats as confidential for any purpose, such as maintaining a competitive advantage or avoiding undesirable publicity.  Consultant will keep Confidential Information secret and will not allow any unauthorized use of the same, whether or not any document containing it is marked as confidential.  These restrictions, however, will not apply to Confidential Information that has become known to the public generally through no fault or breach of Consultant’s or that the Company regularly gives to third parties without restriction on use or disclosure.  Consultant further understands and acknowledges that (i) the Confidential Information is the property of the Company, constitutes a major asset of the Company and is crucial to the successful operation of the Company's business; (ii) the use, misappropriation or disclosure of the Confidential Information would constitute a breach of this Agreement and could cause irreparable injury to the Company; and (iii) it is essential to the protection of the Company's goodwill and to the maintenance of the Company's competitive position that the Confidential Information be kept secret.

4.2           Non Solicitation.  Consultant agrees at all times during the term of this Agreement and  for a period of one (1) year following termination of this Agreement, Consultant shall not:

(a)	Solicit or induce any (i) employee of the Company to leave the employ of the Company; or (ii) consultant or independent contractor of the Company to discontinue providing services to the Company;

(b)	Hire or attempt to hire, recruit or assist others in hiring or recruiting any employee, consultant or independent contractor of the Company; or

(c)
Cause or attempt to cause any existing or prospective customer, client or account of the Company or any supplier or provider of services to the Company who then has a relationship with the Company for current or prospective business to desert, terminate, limit or in any manner modify, or fail to enter into any actual or potential business relationship with Company.

4.3           Scope.  The parties hereto agree that, due to the nature of the Company's business, the duration and scope of the non-solicitation provisions set forth above are reasonable.  In the event that any court determines that the duration or the geographic scope, or both, are unreasonable and that such provisions are to that extent unenforceable, the parties hereto agree that such provisions shall remain in full force and effect for the greatest time period and in the greatest area that would not render it unenforceable. The parties intend that the non-solicitation provisions herein shall be deemed to be a series of separate covenants, one for each and every county of each and every state of the United States of America and each and every political subdivision of each and every country outside the United States of America where this provision is intended to be effective.

5.             Work For Hire.  All Work Product (as defined below) shall be considered a “work made for hire” and the Work Product and all copyrights, patents, trade secrets, industrial design rights, trademarks, trade dress, and other worldwide proprietary rights therein, together with all renewals and extensions thereof are owned solely by the Company.  Consultant hereby irrevocably assigns and transfers to the Company all of its right, title and interest in and to the Work Product.  “Work Product” shall mean all works of authorship created, conceived or developed by Consultant or its employees, agents, or subcontractors in the performance of the Services, including without limitation, software, source code, text, graphics, designs, drawings, information, data, functional and technical designs and specifications, interfaces, flowcharts, site maps, navigation maps, documentation, operating instructions, design concepts, together with all documents, data and other information of any kind, including that incorporating, based upon, or derived from the foregoing, and together with all modifications, revisions, changes, copies, partial copies, translations, compilations, modifications and derivative works thereof.  At any time during the Term of this Agreement, the Company may request delivery of, and Consultant shall deliver, any Work Product in progress.

6.             Return of Company Property.  Promptly upon the expiration or sooner termination of the term of this Agreement, and earlier if requested by the Company at any time, Consultant shall deliver to the Company (and will not keep in Consultant’s possession or deliver to anyone else) all Confidential Information, all copies thereof, and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Consultant as part of or in connection with the Consulting Services or otherwise belonging to the Company.

7.             Equitable Relief.

7.1         Consultant acknowledges that the restrictions contained in Sections 4, 5 and 6 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliate, that such restrictions are deemed to be material, that the Company would not have entered into this Agreement in the absence of such restrictions, that it would be impossible or inadequate to measure and calculate the Company’s or its affiliate’s damages from any violation of those Sections and that any violation of any provision of those Sections may result in irreparable injury to the Company or its affiliate (each of which shall be deemed a third party beneficiary of such restriction).  Consultant agrees that each of the Company and its affiliate shall be entitled to preliminary and permanent injunctive relief and to specific performance of any such provision of this Agreement, without the necessity of proving actual damages as well as to an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 4, 5 or 6 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company or any affiliate may be entitled.  Consultant further agrees that no bond or other security shall be required in obtaining such equitable relief and Consultant hereby consents to the issuance of such injunction and to the ordering of specific performance.

7.2           The parties irrevocably and unconditionally (a) agree that any suit, action or other legal proceeding seeking equitable relief under this Section 7, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, and any suit, action or other legal proceeding brought against the Company, shall be brought and adjudicated in the United States District Court for the Eastern District of Pennsylvania or, if such court will not accept jurisdiction, in any court of competent civil jurisdiction sitting in Philadelphia County, Pennsylvania, (b) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding and (c) waives any objection which Consultant may have to the laying of venue of any such suit, action or proceeding in any such court.  Consultant also irrevocably and unconditionally consents to the service of any process, pleading, notices or other papers in any manner permitted by the notice provisions of Section 10 hereof.

8.    Representations, Warranties and Covenants.  The Consultant hereby represents, warrants and covenants to the Company as follows:

8.1            Consultant has the full right, power and authority to enter into this Agreement, perform his obligations, hereunder, and to grant and assign the rights provided for herein.

8.2.           Neither the execution and delivery of this Agreement, the performance of the transactions contemplated hereby, nor compliance by the Consultant with any of the provisions hereof will: (a) violate any order, writ, injunction, decree, law, statue, rule or regulation applicable in any respect to the Consultant or with respect to any of his obligations hereunder; or (b) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party, except for those that have been obtained;

8.3           Consultant: (a) is not and will not become a party to, and is not and will not become subject to, any employment agreement, non-competition agreement or covenant, non-disclosure agreement or covenant, or any other agreement, covenant, understanding or restriction that would prohibit the Consultant from executing this Agreement, engaging in the transactions contemplated hereby, or performing fully his duties and responsibilities hereunder; and (b) can perform his obligations hereunder without disclosing or using any confidential or proprietary information of any third party; and

8.4           To Consultant’s knowledge, this Agreement and the transactions contemplated hereby will not infringe or conflict with, and are not inconsistent with, the rights of any other person.

8.5           Consultant is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933 as amended (the “Securities Act”)  Any shares (“Shares”) of Common Stock being purchased by Consultant hereunder are being acquired for Consultant’s own account for investment purposes only, not as a nominee or agent and not with a view to the resale or distribution of any part thereof, Consultant has no present intention of selling, granting any participation in or otherwise distributing the same, Consultant does not have any contract, undertaking, agreement or arrangement or person to sell, transfer or grant participation to such person or third person with respect to any of the Shares.  Consultant understands that the Shares are “restricted securities” as such term is defined in Rule 144 under the Securities Act and have not been registered under the Securities Act or registered or qualified under any state securities law, and may not be, directly or indirectly, sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and registration or qualification under applicable state securities laws or the availability of an exemption therefrom.  Consultant has such knowledge, sophistication and experience in financial, tax and business matters in general, and investments in securities in particular, that it is capable of evaluating the merits and risks of this investment in the Shares, and Consultant has made such investigations in connection herewith as it deemed necessary or desirable so as to make an informed investment decision without relying upon the Company for legal or tax advice related to this investment.

9.             Indemnification.

9.1. General.  Consultant and Company shall cross indemnify, defend and hold harmless the Consultant and its Designees and the Company and its directors, officers, employees, shareholders and agents (collectively, the “Indemnified Parties”) from and against all claims, suits, losses, liabilities, damages and expenses (including without limitation,  reasonable legal fees) without limitation based upon, relating to or arising out of: (a) a breach of any warranties made by Consultant or Company herein; (b) a breach by Consultant or Company of any of its obligations hereunder; and (c) the conduct of Consultant or Company and any breach or violation of law.  The Indemnification will be limited to compensation earned.

9.2           Intellectual Property.  Consultant will indemnify, defend and hold harmless the Indemnified Parties from and against all claims, suits, losses, liabilities, damages and expenses (including without limitation, reasonable legal fees) without limitation based upon, relating to or arising out of a claim that the Services or Work Product infringe any U.S. or foreign patent, copyright, trade secret or other intellectual property right.

10.           Governing Law.  This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of law provisions.

11.           Notices.  All notices and other communications hereunder or in connection herewith shall be in writing and shall be deemed to have been given when delivered by hand, reputable express delivery service, mailed by certified or registered mail, return receipt requested, or sent via facsimile and followed up by hand delivery, reputable express delivery service or mailed by certified or registered mail, return receipt requested to the party as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

Moggle, Inc.
15 West Highland Avenue
Philadelphia, PA  19118
Attention:  Chief Executive Officer
Fax:           215-247-1163

If to Consultant, to:

Joseph Abrams
131 Laurel Grove Avenue
Kentfield, CA  94904

Fax:  240 332-0504

or to such other names or addresses as Company or Consultant, as the case may be, shall designate by notice to the other person in the manner specified in this Section.

1.	12.
Miscellaneous.  This Agreement: (a) constitutes the entire agreement, and supersedes any prior agreements relating to the subject matter hereof; (b) may be modified only in a writing duly executed by the parties hereto; (c) shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the Company; and (d) may not be assigned (except by operation of law) by the Company, but may be assigned by Abrams, and shall be binding upon and shall inure to the benefit of the parties hereto and their successors, legal representatives and permitted assigns.

13.           Severability.  The covenants in this Agreement are severable, and if any covenant or portion thereof is held to be invalid or unenforceable for any reason, such covenant or portion thereof shall be modified or adjusted by a court or other tribunal exercising its equitable powers to the extent necessary to cure such invalidity or unenforceability, and all other covenants and provisions shall remain valid and enforceable.

14.           Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument

15.           Survival.  Notwithstanding any termination or expiration of this Agreement, Sections 4, 5, 6, 7, 8 and 9 of this Agreement shall survive and remain in full force and effect in accordance with their respective terms.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

MOGGLE, INC.

By: /s/ Ernest Cimadamore

Name: Ernest Cimadamore

Title: CEO

CONSULTANT

/s/ Joseph Abrams
Joseph Abrams

SCHEDULE 1

•	Provide business development services as reasonably requested by the Company

•	Introduce the Company to, and assist the Company into entering into service agreements with, on-line merchants and credit card processing companies

•	Serve as Chairman of the Company’s Board of Advisors

•	Promote the Company’s services to the on-line business community